March 30, 2001


Peapod, Inc.
9933 Wood Drive
Skokie, IL  60077

Attn.:  Marc van Gelder


Dear Sirs:

         We refer to (a) Section 3(b) of the Certificate of Designations of Series B Convertible Preferred Stock of Peapod, Inc. (the "Series B Certificate of Designations") designating the Series B Convertible Stock, par value $0.01 per share (the "Series B Preferred Stock") of Peapod, Inc., a Delaware corporation ("Peapod"), which was filed with the Secretary of State of the State of Delaware on June 29, 2000, (b) the waiver letter to Peapod dated September 30, 2000 (the "September Waiver Letter"), whereby we waived our right to receive payment on September 30, 2000 of any accumulated and unpaid dividends (the "September Dividend") on the Series B Preferred Stock that would otherwise be due and payable on September 30, 2000, on the condition that such dividend shall accumulate and be compounded in accordance with the terms of the Series B Certificate of Designations and that we shall have the right at any time to demand payment of such accumulated but unpaid dividend, and (c) Section 6.1 of the Exchange Agreement and First Amendment to Purchase Agreement (the "Exchange Agreement") dated as of October 12, 2000, whereby Peapod agreed that the September Dividend was due and owing to us and, notwithstanding the Exchange (as defined in the Exchange Agreement), that it shall be accumulated, compounded and paid in accordance with the terms of the Series B Certificate of Designations.

         We also refer to (a) Section 3(b) of the Certificate of Designations of Series C Convertible Preferred Stock of Peapod, Inc. (the "Series C Certificate of Designations") designating the Series C Convertible Stock, par value $0.01 per share (the "Series C Preferred Stock") of Peapod, dated October 11, 2000, as amended, and (b) the waiver letter to Peapod dated on or about December 31, 2000 (the "December Waiver Letter"), whereby we waived our right to receive payment on December 31, 2000 of any accumulated and unpaid dividends (the "December Dividend") on the Series C Preferred Stock that would otherwise be due and payable on December 31, 2000, on the condition that such dividend shall accumulate and be compounded in accordance with the terms of the Series C Certificate of Designations and that the holder of Series C Preferred Stock (the "Series C Holder") shall have the right at any time to demand payment of such accumulated but unpaid dividend.

         We hereby (a) continue to waive our right to receive payment of the September Dividend and the December Dividend on the due date of such dividends, and (b) waive our right to receive (i) future dividend payments on the Series C Preferred Stock on the due date for such dividend, and (ii) interest payments under the Credit Agreement dated as April 14, 2000, as amended, (the "Credit Agreement") on the due date for such interest payments, provided, that, upon the receipt by Peapod of cash proceeds from a debt or equity financing transaction including, without limitation, a public offering of capital stock of Peapod (a "Financing Transaction"), Peapod shall pay to (i) us the September Dividend as accumulated and compounded in accordance with the terms of the Series B Certificate of Designations, (ii) the Series C Holder the December Dividend and all other accumulated but unpaid dividends under the Series C Preferred Stock, as accumulated and compounded in accordance with the terms of the Series C Certificate of Designations, and (iii) the Lender under the Credit Agreement, all overdue interest under the Credit Agreement in accordance with Section 1.04(c) of the Credit Agreement.

         We hereby agree that until the date of a Financing Transaction, we shall not (i) demand payment of the September Dividend as accumulated and compounded in accordance with the terms of the Series B Certificate of Designations, (ii) demand payment of the December Dividend and all other accumulated but unpaid dividends under the Series C Preferred Stock, as accumulated and compounded in accordance with the terms of the Series C Certificate of Designations, (iii) demand payment of interest or overdue interest under the Credit Agreement, and (iv) transfer the Series C Preferred Stock to any third party unless we shall have caused the transferee to provide Peapod with a written waiver regarding the payment of dividends on the Series C Preferred Stock on the same terms and conditions as this letter.

         Nothing in this letter shall be deemed a waiver of any other term of the Certificate of Designations.

                                     KONINKLIJKE AHOLD, N.V.



                                     By: /s/ A. M. Meurs
                                        ------------------------
                                        Name:  A. M. Meurs
                                        Title: Executive Vice President



         AGREED AND ACCEPTED:

         PEAPOD, INC.

         By: /s/ M. van Gelder
            ----------------------
            Name:   M. van Gelder
            Title:  President & Chief Executive Officer